EX-10.1


                         NPK Resources Ltd
                         PO Box 1417
                         Kampala, Uganda


Uranium Hunter Corporation
First Canadian Place
100 King Street West
Suite 5700
Toronto Ontario
M5X 1K7

Attention Adam Cegielski

Dear Mr Cegielski


May 23, 2007

Re: Option agreement between NPK Inc   ("NPK" or "Optionor")
   and Uranium Hunter Corporation ("Hunter" or
   "Optionee,").

This option agreement (the "Agreement") sets out the terms and conditions by which the Optionor, a corporation incorporated under the laws of Uganda, agrees to grant to Hunter, a company incorporated under the laws of the State of Nevada, the sole and exclusive right and option to acquire up to a 75% undivided right, title and interest in and to the Nkoko and Kagadi Uranium Properties (the "Option"), ") located in Kiballe District, Uganda and contains approximately 820 square kilometers , the EPLs are set out in Schedule A attached hereto (the "Property").

This Agreement shall replace any previous agreements between the parties and shall constitute the full agreement between the parties.

1.   THE OPTION
  .1.  The Optionor hereby grants to Hunter the sole,
       exclusive and irrevocable right and option (Option) to
       acquire an undivided 75% right, title and interest in and to the Property by:
     A.Hunter making, in favor of NPK a cash payment  of
       $25,000.00 US dollars within 5 days of signing this
       agreement.

     B.Hunter further agrees to be responsible for making, through the offices of NPK or Hunter's subsidiary if Hunter Incorporates a subsidiary in Uganda , all necessary property payments and taxes to keep and do whatever is required to keep the property in good standing during the earn in period. Hunter shall further agree to be bound by the terms and conditions of the Underlying EPLs,

       NPK shall be responsible for advising Hunter what it must do to keep the property in good standing.
       The property shall remain in the name of NPK until such time as Hunter has earned its 75% interest by paying the $25,000.00 as set out above at which time the property shall be transferred into the name of Hunter.

     C.Hunter covenants that it will at all times conduct its operations on the property to conform with the mining act of Uganda and other applicable legislation.


     .01 Hunter shall maintain its 75% interest in the property after it pays the $25,000.00 as set out above by completing the following cumulative exploration expenditures on the property totaling
          $150,000 US over a 36 month period:
          i) $50,00.00 in cumulative exploration expenditure within the first 12 months after signing the definitive agreement;
          ii) $100,00.00 in cumulative exploration expenditures within 24 months of signing of the definitive agreement;
          iii) $150,000.00 in cumulative exploration expenditures within 36 months of signing of the definitive agreement.


     .02 If 36 months after the date of the definitive agreement, Hunter has not completed exploration expenses of $150,000.00, Hunter may still maintain its 75% interest in the property if Hunter issues, in favor of NPK payments totaling up to $150,000 common shares of Hunter or cash of up to $150,000.00 us at Hunter's sole option less the cumulative explorations expenditures already paid and/or met on the property. The value of the shares shall be determined as the average share price of the shares over the 30 business days of trading prior to the 36 month period as set out herein however shall not be valued at less then $1.00 per share. The shares shall be subject to restrictions imposed by any exchange or trading system on which the shares are traded as well or any other appropriate government or other appropriate authority. All share certificates issued pursuant to this definitive agreement shall have a 1 year hold period from date of issue. For example if Hunter has paid $150,000.00 in cumulative exploration expenditures on the property, Hunter shall not be required to issue any stock or cash to NPK to maintain its 75% interest in the property. IF however, Hunter has spent $100,000.00 in cumulative exploration expenditures within 36 months, then Hunter has the sole option of paying NPK $50,000.00 us in cash or issue shares in Hunter and provide them to NPK.

D. A management committee consisting of two representatives of each Company shall be formed upon acceptance of the terms of this Agreement. Hunter shall be responsible for proposal of exploration programs to the management committee. Hunter as the funding partner shall be responsible for funding, in full, any and all exploration programs approved by the management committee in advance of the commencement of exploration subject to sharing costs proportionally after the earn in period

E. Once Hunter has vested and maintained its 75% interest in the project (ie by spending $150,000.00 on the project within 3 years see 1.01) the parties shall enter into the joint venture agreement as to be set out in Schedule B and shall share proportionally in all exploration costs and payments subject to standard dilution terms.

F.  i.    Once Hunter has earned its 75% interest in
          the property, for a 1 year period from date of earn in NPK shall be entitled to convert its 25% ownership of the property into common shares of Hunter at the fair market value for NPK's 25% ownership of the property. The fair market value of the property shall be determined by the parties and if they cannot agree, shall be determined by 3 experts. Each party shall elect one expert and the parties shall attempt to agree on a third expert. If the parties cannot agree on a third expert then either party may apply to a court of competent jurisdiction for the appointment of a third expert. The experts shall attempt to set a fair value and if same cannot be agreed upon then either party may apply to a court of competent jurisdiction to set a fair price based on the opinions of the three experts.

     ii. Should NPK convert its 25% ownership into Hunter common shares, then Hunter shall own 100% of the property. The value of the shares shall be determined as the average share price of the shares over the 30 business days of trading prior to the election period as set out herein however shall not be valued at less then $1.00 per share. The shares shall be subject to restrictions imposed by any exchange or trading system on which the shares are traded as well or any other appropriate government or other appropriate authority. All share certificates issued pursuant to this definitive agreement shall have a 1 year hold period from date of issue.

2.   RIGHT OF ENTRY

   Provided this Agreement is in good standing, Hunter, its servants and agents (persons authorized by Hunter) and any assigns, shall have the right of access to and from the Property and the right to enter upon, examine all work completed, sample as may be required to confirm the work completed, explore and develop the Property and fund the Exploration Expenditures and undertake such other activities as may be required to vest its interests hereunder in such a manner as Hunter, in its sole discretion, may deem advisable.


3.   REPRESENTATIONS AND WARRANTIES OF THE OPTIONOR

  The Optionor represents and warrants to, and covenants with Hunter that to the best of its knowledge and where a party acting reasonably should have known:
   .1 the Property is accurately described in Schedule A, and is presently in good standing under the applicable laws of Uganda;
   .2 there are no encumbrances, royalties or liens of any kind associated in any way with the Property;
   .3 the Optionor has the exclusive right to enter into this Agreement and to dispose of an interest in the Property in accordance with the terms and conditions of this Agreement together with the applicable laws of Uganda;
   .4 the Optionor is validly subsisting corporation in Uganda;
   .5 All applicable regulatory approvals have been received in respect of the Property;
   .6 there is no adverse claim or challenge against or to the ownership of the Property, nor is there any outstanding agreements or options to acquire or purchase the Property or any portion thereof and no person, firm or corporation has any proprietary or possessory interest in the Property other than the Optionor and as provided for under this Agreement;
   .7 there are no reclamation or rehabilitation requirements outstanding on the Property of which Hunter has not or will not be advised and all work has been carried out in accordance with all applicable laws of the federal mining law of Uganda;
   .8 The Optionor is not aware of any material fact or circumstance which has not been disclosed to Hunter which should be disclosed in order to prevent the representations and warranties of the Optionor provided in this Agreement from being misleading;
       and
   .9 the Optionor has, or will throughout the term of this agreement, advised Hunter of all of the material information about the Property generally and specifically as to its mineral potential.

The representations and warranties of the Optionor herein before set out are conditions on which Hunter has relied in entering into this Agreement and will survive the acquisition of any interest in the Property by Hunter and/or the termination of this Agreement. The Optionor hereby indemnifies and saves Hunter harmless from all loss, damage, costs, actions and suits arising out of or in connection with any breach of any representation, warranty, covenant, agreement or condition made by the Optionor, that the Optionor had knowledge of, or acting reasonably should have had knowledge of and contained in this agreement

4.   REPRESENTATIONS AND WARRANTIES OF HUNTER

   Hunter represents and warrants to the Optionor that:
     a. it is properly constituted and has the full power and authority to enter into this Agreement; and
     b. there are no outstanding suits or actions for non-performance on reclamation work or any other activities with respect to Hunter.

5.   COVENANTS OF  HUNTER

   Hunter covenants and agrees with the Optionor that until the Option is exercised in accordance with the terms and conditions of this Agreement, or the Option or this Agreement otherwise terminates, Hunter shall:
     a. keep the Property free and clear of liens and other charges arising from the operations of Hunter under this Agreement;
     b. carry on all operations on the Property in a good and miner-like manner and in compliance with all applicable governmental regulations and restrictions;
     c. pay or cause to be paid any rates, taxes, duties, royalties, assessments or fees levied with respect to the Property or Hunter's operations thereon in accordance with this agreement;
     d. indemnify and hold the Optionor harmless from any and all liabilities, costs, damages or charges arising from the failure of Hunter to comply with the covenants of Hunter contained herein or otherwise arising from the operations on the Property by Hunter, its servants or agents; and
     e. provide the Optionor with copies of any and all documents filed by Hunter for recording of it's interest with respect to the Property and any related regulatory filings.



6.   COVENANTS OF THE OPTIONOR


  .1 To advise Hunter as required of its obligations relating to keeping the property in good standing as set out above; and
  .2 indemnify and hold Hunter harmless from any and all liabilities, costs, damages or charges arising from the failure of the Optionor to comply with the covenants of the Optionor contained herein or otherwise arising from the operations on the Property by the Optionor, its servants or agents.


7.   TERMINATION

     h. Hunter may terminate this Agreement at any time, by giving written notice to the Optionor of the termination of this Agreement (the "Notice of Termination") and such termination shall be effective on the 15th day after the Notice of Termination is sent to the Optionor.
     i. Notwithstanding the above, if Hunter fails to make any payment (optional, discretionary or otherwise) or fails to do anything on or before the last day provided for such payment or performance under this Agreement (in each or either case referred to as a "default" ), the Optionor may terminate this Agreement but only if:
          i. The Optionor has first given Hunter written notice of the default containing particulars of the payment which Hunter has not made or the act which Hunter has not performed; and
          ii. Hunter has not, within 30 days following delivery of such notice, cured such default by appropriate payment or performance (Hunter hereby agreeing that should it so commence to cure any default, they will prosecute the same to completion without undue delay).
     j. Should Hunter fail to comply with the provisions of Sub-paragraph 6.2 above, the Optionor may thereafter terminate this Agreement by notice to Hunter with respect to the default on the Property as laid out in Sub-paragraph 6.2.
     k. Upon the termination of the Agreement, Hunter forfeits any and all interest in the Property and shall cease to be liable to the Optionor in debt, damages or otherwise. Upon the termination of this Agreement, Hunter shall vacate the Property within a reasonable time after such termination, but shall have the right of access to such Property for a period of three months thereafter for the purpose of removing its chattels, machinery, equipment and fixtures there from.

8.   INDEPENDENT ACTIVITIES

   Except as expressly provided herein, both parties shall have the free and unrestricted right to independently engage in and receive the full benefit of any and all business endeavors of any sort whatsoever, whether or not competitive with the endeavors contemplated herein without consulting the others or inviting or allowing the others to participate therein. Neither party shall be under any fiduciary or other duty to the other, which will prevent them from engaging in, or enjoying the benefits of competing endeavors within the general scope of the endeavors contemplated herein. The legal doctrines of "corporate opportunity" sometimes applied to persons engaged in a joint venture or having fiduciary status shall not apply in the case of any of either of the parties. In particular, without limiting the foregoing, neither of the parties shall have an obligation to the other party as to:

     l. any opportunity to acquire, explore and develop any mining property, interest or right presently owned by them or offered to them outside of the Property at any time; and
     m. the erection of any mining plant, mill, smelter or refinery, whether or not such mining plant, mill, smelter or refinery is erected for processing ores or concentrates from the Property.

9.   CONFIDENTIALITY OF INFORMATION

   Both parties hereto shall treat all data, reports, records and other information relating to this agreement and the Property as confidential. While this agreement is in effect, neither of the parties hereto shall, without the express written consent of the other, disclose to any third party any information concerning the results of the operations hereunder nor issue any press releases concerning this agreement or its exploration operations except where:

     n. such disclosure is mandatory under the law or is deemed necessary by Hunter's or the Optionor's counsel for the satisfaction by Hunter or the Optionor of their obligations to applicable securities regulatory bodies; or
     o. Hunter or the Optionor is seeking the participation of such third party in the exploration, development or production or financing of the Property and such information is divulged under confidential circumstances.

   Due consideration shall be given to present and future governmental regulations with respect to such data disclosures. The parties shall provide to each other, with minimum 24 hour notice where possible, draft planned press releases for comment.

10.  ASSIGNMENT

     p. Each of the parties has the right to assign all or any part of their interest in the Property and in this agreement. It shall be a condition precedent to any such assignment that the assignee of the interest being transferred agree in writing to be bound by the terms of this agreement, as if it had been an original party hereto.

     q. Hunter shall have a 30 day first right of refusal on any sale or transfer of the Optionor' rights title or interest in the Property or any royalty from the Property.

11.  UNAVOIDABLE DELAYS

   If either party should be delayed in or prevented from performing any of the terms, covenants or conditions of this Agreement by reason of a cause beyond the control of such parties, including fires, floods, earthquakes, subsidence, ground collapse or landslides, interruptions or delays in transportation or power supplies, strikes, lockouts, wars, acts of God, government regulation or interference, including but without restricting the generality of the foregoing, forest or highway closures or any other cause beyond such parties' control, then any such failure on the part of such parties to so perform shall not be deemed to be a breach of this agreement and the time within which such parties are obliged to comply with any such term, covenant or condition of this agreement shall be extended by the total period of all such delays. In order that the provisions of this article may become operative, such party shall give notice in writing to the other party, forthwith and for each new cause of delay or prevention and shall set out in such notice particulars of the cause thereof and the day upon which the same arose, and shall give like notice forthwith following the date that such cause ceased to subsist.

   If Notice under this clause is provided the Optionor shall also provide Notice to the Government of Uganda and make reasonable commercial efforts to have provisions made for additional time with respect to completion of work requirements and payment of mineral taxes and associated deadlines. However, there is no assurance that theses efforts will be successful and if not the requirement for maintaining claims in good standing shall be waived if necessary.

12.  ARBITRATION

   If there is any disagreement dispute or controversy (a
   "Dispute") between the parties with respect to any matter arising under this agreement or the construction hereof, then the Dispute may be determined by arbitration in accordance with the following procedures or may be determined in accordance with a court of competent jurisdiction in Ontario:

     r. The parties on both sides of the Dispute shall inform the other parties by notice of the name of an appointed independent person as Arbitrator, who is a recognized expert in the area which is the subject matter of the Dispute; and
     s. The appointed Arbitrators shall agree on the name of the one person that they wish to act as the third Arbitrator. If the two Arbitrators can not agree within 30 days of their appointment on a third Arbitrators they may apply to the Ontario Court General Division for guidance by the court on the selection a third Arbitrator.

   The arbitration shall be conducted in accordance with the Arbitrations Act (Ontario ) and the decision of the arbitrator panel shall be made within 30 days following their being named, shall be based exclusively on the advancement of exploration, development and production work on the Property and not on the financial circumstances of the parties. The costs of arbitration shall be borne equally by the parties to the Dispute unless otherwise determined by the arbitrator in the award.




13.  NOTICES

   Any notice, election, consent or other writing required or permitted to be given hereunder shall be deemed to be sufficiently given if delivered by courier or if mailed by registered mail, addressed as follows:

     In the case of PK
     C/o the President
     NPK Resources Ltd
     PO Box 1417
     Kampala, Uganda

     Facsimile: 256 77241 7801

     In the case of Uranium Hunter Corporation:


     Uranium Hunter Corporation
     First Canadian Place
     100 King Street West
     Suite 5700
     Toronto Ontario
     M5X 1K7

     Attention Adam Cegielski


     Facsimile:416 915 3198

   And any such notice given as aforesaid shall be deemed to have been given to the parties hereto if delivered, when delivered, or if mailed, on the tenth (10th) business day following the date of mailing, or, if telegraphed or faxed, on the next succeeding day following the telegraphing or faxing thereof PROVIDED
   HOWEVER that during the period of any postal interruption in either the country of mailing or the country of delivery, any notice given hereunder by mail or if mailed by registered mail shall be deemed to have been given only as of the date of actual delivery of the same. Either party may from time to time by notice in writing change its address for the purpose of this paragraph.

14.  GENERAL TERMS AND CONDITIONS

     t. The parties hereto hereby covenant and agree that they will execute such further agreements, conveyances and assurances as may be requisite, or which counsel for the parties may deem necessary to effectually carry out the intent of is agreement.
     u. This Agreement shall represent the entire understanding between the parties with respect to the Property. No representations or inducements have been made save as herein set forth. No changes, alterations, or modifications of this agreement shall be binding upon all parties until and unless a memorandum in writing to such effect shall have been signed by both parties hereto.
     v. The titles to the articles to this agreement shall not be deemed to form part of this agreement but shall be regarded as having been used for convenience of reference only.
     w. The schedules to this agreement shall be construed with and as an integral part of this agreement to the same extent as if they were set forth verbatim herein.
     x. All reference to dollar amounts contained in this agreement are references to United States funds.
     y. This Agreement shall be governed by and interpreted in accordance with the laws in effect in Ontario, and the parties hereto attorn to the courts of Ontario for the resolution of any disputes arising out of this agreement.
     z. The Agreement may be executed in any number of counterparts. Each counterpart shall be deemed for all purposes to be an original, and all such counter-parts shall constitute one and the same instrument, binding on all of the parties hereto. A copy of this Agreement signed by one party and faxed to another party shall be deemed to have been executed and delivered by the signing party as though an original. A photocopy of this Agreement shall be effective as an original for all purposes.
     aa. This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.
     bb. The parties will each be responsible for their own internal costs and legal and other professional fees incurred in connection herewith, the negotiation, preparation and execution of this Definitive Agreement, or otherwise relating to the Proposed Transaction.


15.  RIGHT OF FIRST REFUSAL

  The mineral rights as set out in the agreement relate only to Uranium on the property. Hunter shall have a right of first refusal to purchase other mineral rights on the property the particulars being set out as follows:

A. For the purposes of this Section, the term " bona fide offer" shall mean an offer in writing received in good faith by NPK from a person, firm or corporation dealing at arm's length with NPK offering to purchase the other mineral rights on the property beneficially owned by NPK within 60 days from the date of such offer.

B. If NPK receives a bona fide offer (hereafter referred to as the "Offer")to purchase the mineral rights beneficially owned by NPK (hereinafter referred to as the "Subject minerals") at a specified price, then NPK shall first offer to sell the Subject minerals to Hunter by giving Hunter notice in writing
     (hereinafter referred to as the "Notice") of the NPK's desire and intention to sell the Subject minerals on the basis of the price specified in the Offer and on the terms and conditions specified in the Offer, accompanied by a copy of the Offer and indicating that the Offer is acceptable to NPK.

C. Upon Notice having been given to Hunter in the manner herein provided, Hunter shall have 60 business days from the date when such Notice is received within which to give NPK notice in writing (hereinafter referred to as an "Intent to Buy") that Hunter desires and agrees to purchase the Subject Minerals at the same price as is set out in the Offer and on the same terms and conditions as are contained in the Offer, subject to the provisions of this Section. If Hunter fails or refuses to give an Intention to buy within the time prescribed shall be deemed to have refused to purchase the Subject minerals.

 D. If Hunter gives an intention to buy to the Seller within the time prescribed, then Hunter shall purchase the Subject minerals.


If the foregoing correctly sets forth your understanding of
the terms and conditions agreed to between us with respect
to the Option granted to Hunter   please acknowledge the
same by signing and returning to us the duplicate copy of this letter enclosed for that purpose, whereupon a binding agreement among us will be in effect.

NPK INC

Per: s/___________________________
     President and Director


The Undersigned, Hunter, hereby confirm our acceptance of the foregoing terms and conditions and agree to be bound thereby as of this 26 day of June 2007.

Uranium Hunter Corporation



Per:
     s/____________________________
     Adam Cegielski,
     President and Director